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                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

CONTACT:
ERIC H. BJERKHOLT
SENIOR VICE PRESIDENT AND CFO
INTRABIOTICS PHARMACEUTICALS, INC.
(650) 526-6840

                     INTRABIOTICS REPORTS FIRST QUARTER 2003

                         FINANCIAL AND OPERATING RESULTS

PALO ALTO, CA, APRIL 29, 2003 - IntraBiotics Pharmaceuticals, Inc. (Nasdaq:
IBPI), a biopharmaceutical company engaged in the development of novel antibiotics, today reported financial and operating results for the first quarter ended March 31, 2003.

         IntraBiotics reported a net loss of $1.9 million, or $0.58 per basic and diluted share for the first quarter of 2003, compared with a net loss of $4.9 million, or $1.73 per basic and diluted share in the same period of 2002. The per share figures reflect a 1:12 reverse stock split that was approved by our shareholders on April 3, 2003 and by our Board of Directors on April 9, 2003.

         IntraBiotics reported no product sales or contract revenues in the first three months of 2003 or 2002. The company reported total operating expenses of $1.9 million in the first quarter this year, compared with total operating expenses of $5.0 million in the comparable period of 2002.

         Research and development expenses were $0.3 million in the first quarter of 2003, compared to $7.0 million in the first quarter of 2002. The decrease in research and development expenses was primarily related to the completion of clinical trials of iseganan to treat oral mucositis, as well as the company's reduction in headcount resulting from the restructuring completed in the fourth quarter of 2002. It is expected that research and development expenses will increase over the next several quarters as the company starts to enroll patients in the phase II/III clinical trial for the prevention of ventilator-associated pneumonia.

         General and administrative expenses were $1.7 million compared to $1.5 million in the comparable quarter of 2002. First quarter 2003 G&A expenses include approximately $380,000 related to severance costs for additional employees terminated during the quarter. IntraBiotics had eight full-time employees at March 31, 2003 compared to 31 full-time employees at March 31, 2002.

         On March 31, 2003, the company had cash, cash equivalents, short-term investments and restricted cash of $11.4 million compared to $13.3 million at December 31, 2002.

                                     -More-

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About the Company:
------------------

         IntraBiotics Pharmaceuticals, Inc. is a biopharmaceutical company engaged in the development of iseganan for the prevention of ventilator-associated pneumonia (VAP), a common infection occurring among patients in the intensive care unit. Patients who require artificial ventilation are vulnerable to experiencing pneumonia as a consequence of the aspiration of bacteria-laden saliva. Prior clinical trials using a variety of other antibiotics have demonstrated that VAP can be prevented through prophylactic decontamination of the oral cavity. Conventional antibiotics are not widely prescribed to prevent VAP because of concerns for the development of antibiotic resistance and because there are currently no approved therapeutics for the prevention of VAP. As a consequence, patients who develop VAP incur extended stays in the intensive care unit and increased hospital charges. In the United States, over 400,000 patients are artificially ventilated each year and are vulnerable to developing VAP because they require ventilation for at least 48 hours.

         Iseganan is a novel antimicrobial peptide whose properties may be well suited for use in preventing VAP. Iseganan kills a wide spectrum of bacteria known to cause pneumonia. Additionally, iseganan has been shown to be well tolerated in clinical studies in cancer patients, and to effect significant reductions in the level of bacteria in the oral cavity of cancer patients as well as patients who require artificial ventilation. In a previous Phase I/II study completed by IntraBiotics in artificially ventilated patients, iseganan reduced the levels of oral bacteria by more than 100-fold compared to pre-treatment baseline levels after a single 9 mg oral-topical dose. Data from the coming Phase II/III trial are expected in the second quarter of 2004. Additional information is available at the company's website: www.intrabiotics.com.

         Certain statements in this press release contain forward-looking information and are subject to risks and uncertainties, such as statements regarding product development, clinical developments and projections of future expenses. As such, they are subject to the occurrence of many events outside of IntraBiotics' control and are subject to various risk factors that could cause IntraBiotics' results to differ materially from those expressed in any forward-looking statement. The risk factors include, without limitation, the inherent risks of product development failure; uncertainty of the timing, cost, extent and results of clinical trials; risk of delays in conducting clinical trials due to factors such as slower than expected rate of patient recruitment, additional regulatory requests, inability to manufacture sufficient quantities of materials used for clinical trials, difficulties with clinical supplies or unforeseen safety issues; the company's ability to raise capital through private or public financings when needed or on favorable terms; regulatory risks, and risks related to proprietary rights, market acceptance and competition. These risk factors are more fully described in documents on file with the Securities and Exchange Commission including, but not limited to, our Annual Report on Form 10-K, for the year ended December 31, 2002.


                                   -More-
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                       IntraBiotics Pharmaceuticals, Inc.
                            Statements of Operations
                    (in thousands, except per share amounts)
                                   (Unaudited)

                                                                         THREE MONTHS ENDED
                                                                               MARCH 31
                                                                        ---------------------
                                                                          2003         2002
                                                                        --------     --------
Operating expenses:
  Research and development .........................................    $    268     $  7,041
  Arbitration settlement ...........................................           -       (3,600)
  General and administrative .......................................       1,665        1,460
  Restructuring and other charges ..................................           -           91
                                                                        --------     --------
    Total operating expenses .......................................       1,933        4,992
                                                                        --------     --------

    Operating loss .................................................      (1,933)      (4,992)

  Interest income ..................................................          26          265
  Interest expense .................................................           -         (153)
                                                                        --------     --------
    Net loss .......................................................    $ (1,907)    $ (4,880)
                                                                        ========     ========

Basic and diluted net loss per share ...............................    $  (0.58)    $  (1.73)
                                                                        ========     ========

Shares used to compute basic and diluted net loss per share ........       3,269        2,815
                                                                        ========     ========

Note 1. Deferred Compensation

IntraBiotics expensed $62,000 of deferred compensation during the three month period ended March 31, 2003, compared to $488,000 of deferred compensation for the same period in 2002.

                       IntraBiotics Pharmaceuticals, Inc.
                          Condensed Balance Sheet Data
                                 (In Thousands)
                                  (Unaudited)

                                                                              MARCH 31,      DECEMBER 31,
                                                                                2003             2002
                                                                              ---------      ------------
Cash, cash equivalents, short term investments and restricted cash ......     $  11,405       $  13,315

Total assets ............................................................     $  14,698       $  16,226

Total stockholders' equity ..............................................     $  13,639       $  15,480